Exhibit 99

Meridian Bancorp, Inc. Reports Net Income for the Fourth Quarter

and Year Ended December 31, 2017

Contact: Richard J. Gavegnano, Chairman, President and Chief Executive Officer

(978) 977-2211

Boston, Massachusetts (January 23, 2018): Meridian Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”), announced net income of $9.0 million, or $0.17 per diluted share, for the quarter ended December 31, 2017, down from $13.3 million, or $0.25 per diluted share, for the quarter ended September 30, 2017 and $11.3 million, or $0.22 per diluted share, for the quarter ended December 31, 2016. For the year ended December 31, 2017, net income was $42.9 million, or $0.82 per diluted share, up from $34.2 million, or $0.65 per diluted share, for the year ended December 31, 2016. Net income for the quarter and year ended December 31, 2017 reflects a charge of approximately $7.0 million, or $0.13 per diluted share, related to enactment of the Tax Cuts and Jobs Act (the “Tax Act”) on December 22, 2017. Non-recurring merger and acquisition expenses totaling $1.8 million for the quarter and $2.1 million for the year ended December 31, 2017 related to the Company’s acquisition of Meetinghouse Bancorp, Inc. and Meetinghouse Bank (“Meetinghouse”) completed on December 29, 2017 are also reflected in the Company’s results. The Company’s return on average assets was 0.70% for the quarter ended December 31, 2017, down from 1.10% for the quarter ended September 30, 2017 and 1.05% for the quarter ended December 31, 2016. For the year ended December 31, 2017, the Company’s return on average assets was 0.89%, up from 0.87% for the year ended December 31, 2016. The Company’s return on average equity was 5.56% for the quarter ended December 31, 2017, down from 8.40% for the quarter ended September 30, 2017 and 7.51% for the quarter ended December 31, 2016. For the year ended December 31, 2017, the Company’s return on average equity was 6.82%, up from 5.77% for the year ended December 31, 2016.

Richard J. Gavegnano, Chairman, President and Chief Executive Officer, said, “Meridian earned record net income of $42.9 million for the year 2017, up $8.8 million, or 26%, from the prior record set in 2016, even after the $7.0 million tax charge resulting from the Tax Act and $2.1 million of acquisition expenses. Without these non-recurring expenses, our net income for 2017 would have been $51 million, up 50% from 2016. The strong organic loan and deposit growth that continues to drive our earnings to new records also increased total assets to $5.3 billion during the year. The Meetinghouse acquisition added $120 million in assets, including $76 million in loans, $94 million in deposits and two branches in the Boston neighborhoods of Dorchester and Roslindale that provide us with a platform for expansion of our market share in the surrounding areas.”

Mr. Gavegnano added, “A major element of our enhanced commitments to our employees, infrastructure investment and charitable giving as previously announced is to expand our core banking franchise to areas not being served by a community bank. We are moving forward with plans to open four new branches in Boston’s Cleveland Circle and Brigham Circle neighborhoods and north of Boston in Lynnfield and West Peabody in 2018 as we continue to evaluate additional branch opportunities within our metropolitan Boston footprint.”

The Company’s net interest income was $39.3 million for the quarter ended December 31, 2017, up $1.3 million or 3.4%, from the quarter ended September 30, 2017 and $5.9 million, or 17.7%, from the quarter ended December 31, 2016. The interest rate spread and net interest margin on a tax-equivalent basis were 2.97% and 3.20%, respectively, for the quarter ended December 31, 2017 compared to 3.08% and 3.30%, respectively, for the quarter ended September 30, 2017 and 3.09% and 3.31%, respectively, for the quarter ended December 31, 2016. For the year ended December 31, 2017, net interest income increased $23.6 million, or 19.3%, to $146.2 million from the year ended December 31, 2016. The net interest rate spread and net interest margin on a tax-equivalent basis were 3.01% and 3.23%, respectively, for the year ended December 31, 2017 compared to 3.13% and 3.34%, respectively, for the year ended December 31, 2016 The increases in net interest income were primarily due to loan growth, partially offset by increases in the average balances of total deposits and borrowings and the cost of funds for the quarter and year ended December 31, 2017 compared to the respective prior periods.

Total interest and dividend income increased to $50.9 million for the quarter ended December 31, 2017, up $2.9 million, or 6.1%, from the quarter ended September 30, 2017 and $9.6 million, or 23.3%, from the quarter ended December 31, 2016, primarily due to growth in the Company’s average loan balances to $4.556 billion and increases in the yield on loans, to 4.39% on a tax-equivalent basis, of eight basis points from the quarter ended September 30, 2017 and five basis points from the quarter ended December 31, 2016. The Company’s yield on interest-earning assets on a tax-equivalent basis was 4.11% for the quarter ended December 31, 2017, down two basis points from the quarter ended September 30, 2017 and up six basis points from the quarter ended December 31, 2016. For the year ended December 31, 2017, the Company’s total interest and dividend income increased $35.4 million, or 23.7%, to $185.1 million from the year ended December 31, 2016 primarily due to growth in the average loan balances of $791.7 million, or 22.6%, to $4.287 billion. The Company’s yield on interest-earning assets on a tax-equivalent basis was 4.06% for the year ended December 31, 2017, up one basis point from the year ended December 31, 2016.

Total interest expense increased to $11.5 million for the quarter ended December 31, 2017, up $1.6 million, or 16.4%, from the quarter ended September 30, 2017 and $3.7 million, or 47.4%, from the quarter ended December 31, 2016. Interest expense on deposits increased to $10.1 million for the quarter ended December 31, 2017, up $1.6 million, or 18.4%, from the quarter ended September 30, 2017 and $3.1 million, or 45.1%, from the quarter ended December 31, 2016 primarily due to growth in average total deposits to $3.992 billion and increases in the cost of average total deposits to 1.00% from 0.91% for the quarter ended September 30, 2017, and 0.83% for the quarter ended December 31, 2016. Interest expense on borrowings increased to $1.4 million for the quarter ended December 31, 2017, up $56,000, or 4.0%, from the quarter ended September 30, 2017 and $576,000, or 66.4%, from the quarter ended December 31, 2016 primarily due to growth in average total borrowings to $486.9 million. The Company’s total cost of funds was 1.02% for the quarter ended December 31, 2017, up eight basis points from the quarter ended September 30, 2017 and 17 basis points from the quarter ended December 31, 2016. Total interest expense increased $11.8 million, or 43.4%, to $38.9 million for the year ended December 31, 2017 from the year ended December 31, 2016. Interest expense on deposits increased $9.9 million, or 40.9%, to $34.0 million for the year ended December 31, 2017 from the year ended December 31, 2016 due to the growth in average total deposits of $682.5 million, or 22.4%, to $3.732 billion and an increase in the cost of average total deposits of 12 basis points to 0.91%. Interest expense on borrowings increased $1.9 million, or 63.6%, to $4.9 million for the year ended December 31, 2017 from the year ended December 31, 2016 due to the growth in average total borrowings of $133.6 million, or 48.1%, to $411.2 million and an increase in the cost of average total borrowings of 11 basis points to 1.20%. The Company’s cost of funds increased 12 basis points to 0.94% for the year ended December 31, 2017 compared to the year ended December 31, 2016.

Mr. Gavegnano noted, “Rising net interest income, the key component of our record earnings pace, continues to be driven by strong organic loan growth. Our loan portfolio, excluding acquired with Meetinghouse, rose $648 million, or 17%, on loan originations of $1.8 billion in 2017. Our net interest income rose 19% in 2017 despite a rising short-term interest rate environment that contributed to the 12 basis point increase in our cost of funds to 0.94% and an 11 basis point decline in our net interest margin to 3.23%.”

The Company recognized a reversal of $715,000 in its provision for loan losses for the quarter ended December 31, 2017, compared to provisions of $2.5 million for the quarter ended September 30, 2017 and $1.3 million from the quarter ended December 31, 2016. For the year ended December 31, 2017, the provision for loan losses was $4.9 million compared to $7.2 million for the year ended December 31, 2016. The allowance for loan losses was $45.2 million or 0.97% of total loans at December 31, 2017, compared to $45.6 million or 1.00% of total loans at September 30, 2017, and $40.1 million or 1.02% of total loans at December 31, 2016. The changes in the provision and the allowance for loan losses were based on management’s assessment of loan portfolio growth and composition changes, declines in historical charge-off trends, reduced levels of problem loans and other improving asset quality trends, with reductions in the provision for loan losses for the quarter and year ended December 31, 2017 reflecting improvement in these asset quality factors during the year.

Net recoveries totaled $257,000 for the quarter ended December 31, 2017, or 0.02% of average loans outstanding on an annualized basis compared to net charge-offs of $44,000 for the quarter ended September 30, 2017, and net recoveries of $147,000 for the quarter ended December 31, 2016, or 0.02% of average loans on an annualized basis. For the year ended December 31, 2017, net recoveries totaled $177,000, or 0.00% of average loans outstanding compared to net charge-offs of $436,000, or 0.01% of average loans outstanding, for the year ended December 31, 2016.

Non-accrual loans were $8.4 million, or 0.18% of total loans outstanding, at December 31, 2017; down $815,000, or 8.9%, from September 30, 2017; and down $5.1 million, or 37.8%, from December 31, 2016. Non-performing assets were $8.4 million, or 0.16% of total assets, at December 31, 2017, compared to $10.9 million, or 0.21% of total assets, at September 30, 2017, and $13.4 million, or 0.30% of total assets, at December 31, 2016.

Mr. Gavegnano commented, “We saw continuing improvement in our asset quality during 2017, as non-performing assets declined to 0.16% of total assets, the lowest level since 2006, with negligible loan charge-off activity. This improvement reflects our ongoing emphasis on maintaining disciplined underwriting, credit monitoring and collection processes.”

Non-interest income was $8.7 million for the quarter ended December 31, 2017, up from $5.3 million for the quarter ended September 30, 2017 and up from $5.6 million for the quarter ended December 31, 2016. Non-interest income increased $3.5 million, or 65.8%, as compared to the quarter ended September 30, 2017, primarily due to a $5.2 million increase in gain on sales of securities, net, partially offset by a $1.7 million gain on a life insurance distribution related to a banked-owned life insurance claim recognized during the third quarter of 2017. As compared to the quarter ended December 31, 2016, non-interest income increased $3.1 million, or 55.1%, primarily due to a $3.4 million increase in gain on sales of securities, net. For the year ended December 31, 2017, non-interest income increased $8.9 million, or 62.5%, to $23.1 million from $14.2 million for the year ended December 31, 2016, primarily due to a $6.3 million increase in gain on sale of securities, net, the $1.7 million gain on a life insurance distribution, and a $1.1 million increase in loan fees. The increases in loan fees are primarily due to $1.3 million of loan swap fee income recognized in the second quarter of 2017.

Non-interest expenses were $23.9 million, or 1.85% of average assets for the quarter ended December 31, 2017, compared to $20.8 million, or 1.71% of average assets for the quarter ended September 30, 2017 and $19.8 million, or 1.84% of average assets for the quarter ended December 31, 2016. Non-interest expenses increased $4.1 million, or 20.7%, compared to the quarter ended December 31, 2016, due primarily to increases of $1.8 million in merger and acquisition expenses, $1.6 million in salaries and employee benefits, $343,000 in deposit insurance premiums, $260,000 in other general and administrative expenses, and $200,000 in data processing. For the year ended December 31, 2017, non-interest expenses increased $10.5 million, or 13.5%, to $88.0 million from $77.5 million for the year ended December 31, 2016, due to increases of $4.3 million in salaries and employee benefits, $2.1 million in merger and acquisition expenses, $951,000 in deposit insurance premiums, $777,000 in data processing expenses, $724,000 in occupancy and equipment expenses, $704,000 in professional services, $491,000 in other general and administrative expenses, and $436,000 in marketing and advertising expenses. The increases in salaries and employee benefits expenses reflect annual increases in employee compensation and health benefits during the first quarter of 2017 and a 20% bonus enhancement to the Bank’s Incentive Compensation Plan for 2017. In addition, the increases in salaries and employee benefits, and occupancy and equipment expenses include costs associated with the expansion of our branch and regulatory compliance staff. Professional services increased primarily due to additional costs related to regulatory compliance projects. The Company’s efficiency ratio, which excludes non-recurring merger and acquisition expenses, was 52.61% for the quarter ended December 31, 2017 compared to 48.40% for the quarter ended September 30, 2017 and 54.33% for the quarter ended December 31, 2016. For the year ended December 31, 2017, the efficiency ratio was 53.71% compared to 57.95% for the year ended December 31, 2016.

Mr. Gavegnano said, “Our efficiency ratio improved to 53.71% in 2017 from 57.95% in 2016, primarily due to the 19% rise in net interest income. Non-interest expenses, without the non-recurring Meetinghouse acquisition expenses of $2.1 million in 2017 that were excluded from the determination of our efficiency ratio, increased 11%. The significant expenses related to the Meetinghouse acquisition and our regulatory compliance infrastructure enhancements are now behind us. As we move forward with prudent staffing and capital commitments related to our planned branch expansion, we believe these investments will ultimately contribute to further improvement in our financial performance.”

The Company recorded a provision for income taxes of $15.9 million for the quarter ended December 31, 2017, reflecting an effective tax rate of 63.7%, compared to $6.7 million, or an effective tax rate of 33.5%, for the quarter ended September 30, 2017, and $6.6 million, or an effective tax rate of 37.0%, for the quarter ended December 31, 2016. For the year ended December 31, 2017, the provision for income taxes was $33.5 million, reflecting an effective tax rate of 43.8%, compared to $17.9 million, or an effective tax rate of 34.3%, for the year ended December 31, 2016. The changes in the income tax provision and effective tax rate were primarily due to the $7.0 million charge related to enactment of the Tax Act that required the Company to revalue its net deferred tax asset. This charge may be subject to adjustment in future periods.

Total assets were $5.299 billion at December 31, 2017, up $213.0 million, or 4.2%, from $5.086 billion at September 30, 2017 and $863.5 million, or 19.5%, from $4.436 billion at December 31, 2016. The growth in assets includes $120.4 million of assets acquired in the Meetinghouse acquisition. Net loans were $4.623 billion at December 31, 2017, up $120.9 million, or 2.7%, from September 30, 2017, and $724.1 million, or 18.6%, from December 31, 2016, including $73.6 million of loans acquired in the Meetinghouse acquisition. Loan originations totaled $452.9 million during the quarter ended December 31, 2017 and $1.763 billion during the year ended December 31, 2017. The net increase in loans for the year ended December 31, 2017 was primarily due to increases of $287.2 million in commercial real estate loans, $216.7 million in multi-family loans, $138.5 million in construction loans, $71.2 million in one- to four-family loans and $10.2 million in commercial and industrial loans. Cash and due from banks was $402.7 million at December 31, 2017, an increase of $166.3 million, or 70.3% from December 31, 2016. Securities available for sale were $38.4 million at December 31, 2017, a decrease of $29.3 million, or 43.3%, from $67.7 million at December 31, 2016.

Total deposits were $4.108 billion at December 31, 2017, an increase of $162.4 million, or 4.1%, from $3.945 billion at September 30, 2017 and an increase of $632.0 million, or 18.2%, from $3.476 billion at December 31, 2016. Contributing to the growth was $93.8 million of deposits acquired in the Meetinghouse acquisition. Core deposits, which exclude certificate of deposits, increased $389.6 million, or 16.6%, during the year ended December 31, 2017 to $2.737 billion, or 66.6% of total deposits. Total borrowings were $513.4 million, up $42.4 million, or 9.0%, from September 30, 2017 and up $190.9 million, or 59.2%, from December 31, 2016.

Total stockholders’ equity increased $6.0 million, or 0.9%, to $646.4 million at December 31, 2017 from $640.4 million at September 30, 2017, and $39.1 million, or 6.4%, from $607.3 million at December 31, 2016. The increase for the year ended December 31, 2017 was primarily due to net income of $42.9 million, and $6.5 million related to stock-based compensation plans partially offset by $1.7 million in accumulated other comprehensive losses, reflecting a decrease in the fair value of available-for-sale securities, partially offset by dividends of $0.17 per share totaling $8.7 million. Stockholders’ equity to assets was 12.20% at December 31, 2017, compared to 12.59% at September 30, 2017 and 13.69% at December 31, 2016. Book value per share increased to $11.96 at December 31, 2017 from $11.33 at December 31, 2016. Tangible book value per share increased to $11.54 at December 31, 2017 from $11.08 at December 31, 2016. Market price per share increased $1.70, or 9.0%, to $20.60 at December 31, 2017 from $18.90 at December 31, 2016. At December 31, 2017, the Company and the Bank continued to exceed all regulatory capital requirements.

As of December 31, 2017, the Company had repurchased 2,059,611 shares of its stock at an average price of $13.71 per share, or 75.2% of the 2,737,334 shares authorized for repurchase under the Company’s repurchase program adopted in August 2015. The Company did not repurchase any of its shares during the year ended December 31, 2017.

Meridian Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank, a Massachusetts-chartered stock savings bank founded in 1848, operates 33 full-service locations and one mobile location in the greater Boston metropolitan area. We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. For additional information, visit www.ebsb.com.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31, 2017	September 30, 2017	December 31, 2016
	(Dollars in thousands)
ASSETS
Cash and due from banks	$402,687	$300,297	$236,423
Certificates of deposit	69,326	75,192	80,323
Securities available for sale, at fair value	38,364	44,661	67,663
Federal Home Loan Bank stock, at cost	24,947	22,976	18,175
Loans held for sale	3,772	3,707	3,944
Loans:
One- to four-family	603,680	560,393	532,450
Home equity lines of credit	48,393	42,042	42,913
Multi-family	779,637	702,631	562,948
Commercial real estate	2,063,781	2,070,761	1,776,601
Construction	641,306	604,487	502,753
Commercial and industrial	525,604	561,769	515,430
Consumer	10,761	10,222	9,712

Total loans	4,673,162	4,552,305	3,942,807
Allowance for loan losses	(45,185)	(45,643)	(40,149)
Net deferred loan origination fees	(5,179)	(4,794)	(3,990)

Loans, net	4,622,798	4,501,868	3,898,668
Bank-owned life insurance	40,336	40,052	40,745
Foreclosed real estate, net	—	1,690	—
Premises and equipment, net	40,967	40,077	41,427
Accrued interest receivable	12,902	11,580	10,381
Deferred tax asset, net	15,244	21,487	21,461
Goodwill	19,638	13,687	13,687
Other intangible assets	3,243	—	—
Other assets	5,231	9,140	3,105

Total assets	$5,299,455	$5,086,414	$4,436,002

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non interest-bearing demand deposits	$477,428	$455,540	$431,222
Interest-bearing demand deposits	1,004,155	896,561	630,413
Money market deposits	921,895	975,246	980,344
Regular savings and other deposits	333,774	324,895	305,632
Certificates of deposit	1,370,609	1,293,227	1,128,226

Total deposits	4,107,861	3,945,469	3,475,837
Long-term debt	513,444	471,069	322,512
Accrued expenses and other liabilities	31,751	29,472	30,356

Total liabilities	4,653,056	4,446,010	3,828,705

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; none issued	—	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; 54,039,316, 53,947,394 and 53,596,105 shares issued at December 31, 2017, September 30, 2017 and December 31, 2016, respectively	540	539	536
Additional paid-in capital	395,716	393,903	390,065
Retained earnings	268,533	262,079	234,290
Accumulated other comprehensive income	128	2,622	1,806
Unearned compensation—ESOP, 2,557,036, 2,587,477 and 2,678,800 at December 31, 2017, September 30, 2017 and December 31, 2016, respectively	(18,518)	(18,739)	(19,400)

Total stockholders’ equity	646,399	640,404	607,297

Total liabilities and stockholders’ equity	$5,299,455	$5,086,414	$4,436,002

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME

(Unaudited)

	Three Months Ended			Years Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
	(Dollars in thousands, except per share amounts)
Interest and dividend income:
Interest and fees on loans	$49,144	$46,597	$40,172	$179,425	$145,541
Interest on debt securities:
Taxable	42	58	159	302	866
Tax-exempt	14	—	19	32	114
Dividends on equity securities	223	275	346	1,066	1,529
Interest on certificates of deposit	185	221	115	814	495
Other interest and dividend income	1,265	819	438	3,465	1,147

Total interest and dividend income	50,873	47,970	41,249	185,104	149,692

Interest expense:
Interest on deposits	10,100	8,528	6,962	33,982	24,124
Interest on short-term borrowings	—	—	—	4	6
Interest on long-term debt	1,444	1,388	868	4,926	3,007

Total interest expense	11,544	9,916	7,830	38,912	27,137

Net interest income	39,329	38,054	33,419	146,192	122,555
Provision for loan losses	(715)	2,458	1,304	4,859	7,180

Net interest income, after provision for loan losses	40,044	35,596	32,115	141,333	115,375

Non-interest income:
Customer service fees	2,170	2,081	2,233	8,517	8,491
Loan fees	88	180	335	1,970	918
Mortgage banking gains, net	109	176	125	457	573
Gain on sales of securities, net	6,058	865	2,627	9,305	3,020
Income from bank-owned life insurance	284	294	294	1,158	1,188
Gain on life insurance distribution	—	1,657	—	1,657	—

Total non-interest income	8,709	5,253	5,614	23,064	14,190

Non-interest expenses:
Salaries and employee benefits	13,761	12,973	12,167	53,161	48,828
Occupancy and equipment	2,798	2,676	2,881	11,533	10,809
Data processing	1,531	1,528	1,331	5,912	5,135
Marketing and advertising	1,131	715	973	3,653	3,217
Professional services	804	624	969	3,669	2,965
Deposit insurance	824	660	481	2,988	2,037
Merger and acquisition	1,784	271	—	2,055	—
Other general and administrative	1,236	1,367	976	4,994	4,503

Total non-interest expenses	23,869	20,814	19,778	87,965	77,494

Income before income taxes	24,884	20,035	17,951	76,432	52,071
Provision for income taxes	15,863	6,702	6,642	33,487	17,881

Net income	$9,021	$13,333	$11,309	$42,945	$34,190

Earnings per share:
Basic	$0.18	$0.26	$0.22	$0.84	$0.67
Diluted	$0.17	$0.25	$0.22	$0.82	$0.65
Weighted average shares:
Basic	51,425,793	51,229,203	50,940,037	51,153,665	51,128,914
Diluted	53,026,141	52,672,962	52,102,511	52,663,597	52,248,308

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

NET INTEREST INCOME ANALYSIS

(Unaudited)

	Three Months Ended
	December 31, 2017			September 30, 2017			December 31, 2016
	Average Balance		Yield/ Cost (1)(6)	Average Balance		Yield/ Cost (1)(6)	Average Balance		Yield/ Cost (1)(6)
		Interest (1)			Interest (1)			Interest (1)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (2)	$4,555,544	$50,361	4.39%	$4,402,966	$47,855	4.31%	$3,792,961	$41,394	4.34%
Securities and certificates of deposit	110,900	554	1.98	132,972	658	1.96	147,509	778	2.10
Other interest-earning assets (3)	375,712	1,265	1.34	208,193	819	1.56	244,241	438	0.71

Total interest-earning assets	5,042,156	52,180	4.11	4,744,131	49,332	4.13	4,184,711	42,610	4.05

Noninterest-earning assets	115,174			115,491			113,336

Total assets	$5,157,330			$4,859,622			$4,298,047

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Interest-bearing deposits	$965,096	$2,624	1.08	$819,965	1,874	0.91	$577,419	$1,025	0.71
Money market deposits	920,676	2,176	0.94	966,340	2,240	0.92	907,157	1,955	0.86
Regular savings and other deposits	321,436	113	0.14	323,621	113	0.14	301,832	108	0.14
Certificates of deposit	1,322,382	5,187	1.56	1,169,264	4,301	1.46	1,139,816	3,874	1.35

Total interest-bearing deposits	3,529,590	10,100	1.14	3,279,190	8,528	1.03	2,926,224	6,962	0.95
Borrowings	486,882	1,444	1.18	468,642	1,388	1.18	325,421	868	1.06

Total interest-bearing liabilities	4,016,472	11,544	1.14	3,747,832	9,916	1.05	3,251,645	7,830	0.96

Noninterest-bearing demand deposits	462,684			450,890			416,727
Other noninterest-bearing liabilities	29,596			26,228			26,977

Total liabilities	4,508,752			4,224,950			3,695,349
Total stockholders’ equity	648,578			634,672			602,698

Total liabilities and stockholders’ equity	$5,157,330			$4,859,622			$4,298,047

Net interest-earning assets	$1,025,684			$996,299			$933,066

Fully tax-equivalent net interest income		40,636			39,416			34,780
Less: tax-equivalent adjustments		(1,307)			(1,362)			(1,361)

Net interest income		$39,329			$38,054			$33,419

Interest rate spread (1)(4)			2.97%			3.08%			3.09%
Net interest margin (1)(5)			3.20%			3.30%			3.31%
Average interest-earning assets to average
interest-bearing liabilities		125.54%			126.58%			128.70%
Supplemental Information:
Total deposits, including noninterest-bearing
demand deposits	$3,992,274	$10,100	1.00%	$3,730,080	$8,528	0.91%	$3,342,951	$6,962	0.83%
Total deposits and borrowings, including
noninterest-bearing demand deposits	$4,479,156	$11,544	1.02%	$4,198,722	$9,916	0.94%	$3,668,372	$7,830	0.85%

(1)	Income on debt securities, equity securities and revenue bonds included in commercial real estate loans, as well as resulting yields, interest rate spread and net interest margin, are presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income. For the three months ended December 31, 2017, September 30, 2017 and December 31, 2016, yields on loans before tax-equivalent adjustments were 4.28%, 4.20% and 4.21%, respectively, yields on securities and certificates of deposit before tax-equivalent adjustments were 1.66%, 1.65% and 1.72%, respectively, and yield on total interest-earning assets before tax-equivalent adjustments were 4.00%, 4.01% and 3.92%, respectively. Interest rate spread before tax-equivalent adjustments for the three months ended December 31, 2017, September 30, 2017 and December 31, 2016 was 2.86%, 2.96% and 2.96%, respectively, while net interest margin before tax-equivalent adjustments for the three months ended December 31, 2017, September 30, 2017 and December 31, 2016 was 3.09%, 3.18% and 3.18%, respectively.
(2)	Loans on non-accrual status are included in average balances.
(3)	Includes Federal Home Loan Bank stock and associated dividends.
(4)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(6)	Annualized.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

NET INTEREST INCOME ANALYSIS

(Unaudited)

	Years Ended
	December 31, 2017			December 31, 2016
	Average Balance	Interest (1)	Yield/ Cost (1)	Average Balance	Interest (1)	Yield/ Cost (1)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (2)	$4,286,830	$184,337	4.30%	$3,495,088	$150,182	4.30%
Securities and certificates of deposit	132,872	2,630	1.98	183,828	3,629	1.97
Other interest-earning assets (3)	266,945	3,465	1.30	146,786	1,147	0.78

Total interest-earning assets	4,686,647	190,432	4.06	3,825,702	154,958	4.05

Noninterest-earning assets	113,254			116,985

Total assets	$4,799,901			$3,942,687

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$799,377	$7,315	0.92	$469,103	$2,988	0.64
Money market deposits	971,692	8,865	0.91	857,952	7,025	0.82
Regular savings and other deposits	317,717	448	0.14	296,951	424	0.14
Certificates of deposit	1,193,803	17,354	1.45	1,042,425	13,687	1.31

Total interest-bearing deposits	3,282,589	33,982	1.04	2,666,431	24,124	0.90
Borrowings	411,200	4,930	1.20	277,586	3,013	1.09

Total interest-bearing liabilities	3,693,789	38,912	1.05	2,944,017	27,137	0.92

Non interest-bearing demand deposits	448,952			382,644
Other noninterest-bearing liabilities	27,221			23,879

Total liabilities	4,169,962			3,350,540
Total stockholders’ equity	629,939			592,147

Total liabilities and stockholders’ equity	$4,799,901			$3,942,687

Net interest-earning assets	$992,858			$881,685

Fully tax-equivalent net interest income		151,520			127,821
Less: tax-equivalent adjustments		(5,328)			(5,266)

Net interest income		$146,192			$122,555

Interest rate spread (1)(4)			3.01%			3.13%
Net interest margin (1)(5)			3.23%			3.34%
Average interest-earning assets to average
interest-bearing liabilities		126.88%			129.95%
Supplemental Information:
Total deposits, including noninterest-bearing
demand deposits	$3,731,541	$33,982	0.91%	$3,049,075	$24,124	0.79%
Total deposits and borrowings, including
noninterest-bearing demand deposits	$4,142,741	$38,912	0.94%	$3,326,661	$27,137	0.82%

(1)	Income on debt securities, equity securities and revenue bonds included in commercial real estate loans, as well as resulting yields, interest rate spread and net interest margin, are presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income. For the years ended December 31, 2017, and 2016, yields on loans before tax-equivalent adjustments were 4.19% and 4.16%, respectively, yields on securities and certificates of deposit before tax-equivalent adjustments were 1.67% and 1.63%, respectively, and yield on total interest-earning assets before tax-equivalent adjustments were 3.95% and 3.91%, respectively. Interest rate spread before tax-equivalent adjustments for the years ended December 31, 2017, and 2016 was 2.90% and 2.99%, respectively, while net interest margin before tax-equivalent adjustments for the years ended December 31, 2017, and 2016 was 3.12% and 3.20%, respectively.
(2)	Loans on non-accrual status are included in average balances.
(3)	Includes Federal Home Loan Bank stock and associated dividends.
(4)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended			Years Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Key Performance Ratios
Return on average assets (1)	0.70%	1.10%	1.05%	0.89%	0.87%
Return on average equity (1)	5.56	8.40	7.51	6.82	5.77
Interest rate spread (1) (2)	2.97	3.08	3.09	3.01	3.13
Net interest margin (1) (3)	3.20	3.30	3.31	3.23	3.34
Non-interest expense to average assets (1)	1.85	1.71	1.84	1.83	1.97
Efficiency ratio (4)	52.61	48.40	54.33	53.71	57.95

	December 31, 2017	September 30, 2017	December 31, 2016
	(Dollars in thousands)
Asset Quality
Non-accrual loans:
One- to four-family	$6,890	$7,055	$8,487
Home equity lines of credit	562	563	674
Commercial real estate	388	862	2,807
Construction	—	173	815
Commercial and industrial	523	525	653

Total non-accrual loans	8,363	9,178	13,436
Foreclosed assets	—	1,690	—

Total non-performing assets	$8,363	$10,868	$13,436

Allowance for loan losses/total loans	0.97%	1.00%	1.02%
Allowance for loan losses/non-accrual loans	540.30	497.31	298.82
Non-accrual loans/total loans	0.18	0.20	0.34
Non-accrual loans/total assets	0.16	0.18	0.30
Non-performing assets/total assets	0.16	0.21	0.30

Capital and Share Related
Stockholders’ equity to total assets	12.20%	12.59%	13.69%
Book value per share	$11.96	$11.87	$11.33
Tangible book value per share (5)	$11.54	$11.62	$11.08
Market value per share	$20.60	$18.65	$18.90
Shares outstanding	54,039,316	53,947,394	53,596,105

(1)	Annualized.
(2)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(4)	The efficiency ratio is a non-GAAP measure representing non-interest expense, excluding merger and acquisition expenses, divided by the sum of net interest income and non-interest income excluding gains or losses on sales of securities. The efficiency ratio is a common measure used by banks to understand expenses related to the generation of revenue. We have removed gains or losses on sales of securities as management deems them to be discretionary and not representative of operating performance. We have removed merger and acquisition expenses as management deems them to be not representative of operating performance. Presented on a basis including merger and acquisition expenses and gains or losses on sales of securities, the efficiency ratio was 46.69%, 48.06% and 50.67% for the quarters ended December 31, 2017, September 30, 2017 and December 31, 2016, respectively, and 51.97% and 56.67% for the years ended December 31, 2017 and 2016, respectively.
(5)	Tangible book value per share represents total stockholders’ equity less goodwill and other intangible assets divided by the number of shares outstanding.